Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The descriptions of the securities contained herein summarize the material terms and provisions of the ordinary shares, no par value per share, of Gauzy Ltd. (the “Company,” “we,” “our” or “us”) and not to any of its subsidiaries, registered under Section 12 of the Securities Exchange Act of 1934.

The following descriptions of our share capital and provisions of our amended and restated articles of association, or the Amended Articles, are summaries and do not purport to be complete. The following description may not contain all of the information that is important to you, and we therefore refer you to the Amended Articles, a copy of which is filed with the SEC as an exhibit to this Annual Report.

Share Capital

Under our Amended Articles, our authorized share capital consists of 49,200,191 ordinary shares, no par value. All of our outstanding ordinary shares have been validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and are not subject to preemptive rights. All ordinary shares have identical voting and other rights in all respects.

The Nasdaq Global Market

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “GAUZ”.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 514335967. Our affairs are governed by our Amended Articles, the Israeli Companies Law, 5759-1999, or the Companies Law, and other applicable Israeli law. Our purpose as set forth in the Amended Articles is to engage in any lawful act or activity.

The Powers of the Directors

Our board of directors, or the Board, shall direct our policy and shall supervise the performance of our chief executive officer and his or her actions. The Board may exercise all powers that are not required under the Companies Law or under our Amended Articles to be exercised or taken by our shareholders.

Rights Attached to Shares

Our ordinary shares confer upon the holders thereof:

●	equal rights to attend and to vote at all of our general meetings, whether annual or special, with each ordinary share entitling the holder thereof, which attends the meeting and participates in the voting, either in person or by proxy, to one vote;

●	equal rights to participate in the distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal rights to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Dividend and distribution rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Amended Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the Board.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not already reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if the Board and, if applicable, the court, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets legally available for distribution will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Election of Directors

Under the Companies Law and the Amended Articles, our business and affairs will be managed under the direction of the Board. The Board may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our chief executive officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our chief executive officer is appointed by, and serves at the discretion of, the Board, subject to the employment agreement that we have entered into with him or her. All other executive officers are appointed by the chief executive officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under the Amended Articles, the number of directors on the Board is determined by the Board and will be no less than three and no more than 11 directors and, other than external directors, if any, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2025 and after, each year the term of office of only one class of directors will expire.

Our directors are appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the annual general meeting shall be determined by the Board in its discretion, and (ii) in the event that the Board does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the annual general meeting in person or by proxy and voting on the election of directors (which means that the nominees receiving the largest number of “for” votes (up to the number of board seats being filled in such election) will be elected, provided that in the event of a tie, nominees proposed by the Board shall be given precedence over alternative nominees). In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on the Board until the third annual general meeting following such election or re-election or until they are removed at a general meeting of our shareholders in accordance with the Amended Articles or upon the occurrence of certain events in accordance with the Companies Law and the Amended Articles. In addition, the Amended Articles provide that vacancies on the Board may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Amended Articles, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by the Board. Under the Amended Articles, the approval of the holders of at least 55% of the total voting power of our shareholders is generally required to remove any of our directors from office and any amendment to this provision and other provisions concerning the dismissal or removal of directors requires the approval of at least 55% of the total voting power of our shareholders.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by the Board, but no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Under Israeli law, as a company whose shares are listed for trading on an exchange outside of Israel, the Board may call special meetings upon the written request of (i) two or more of our directors, (ii) one-quarter or more of the serving members of the Board or (iii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting rights or (b) 10% or more of our outstanding voting rights.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights in a company may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future (or, with respect to a company whose shares are listed for trade on an exchange outside of Israel, 5% if the matter is the appointment or removal of a director), provided that it is appropriate to discuss such a matter at the general meeting. The Amended Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the Board, which as a company listed on an exchange outside Israel, may be between four and 60 days prior to the date of the meeting. Under Israeli law, resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to the company’s articles of association;

●	the exercise of the board of director’s powers by a general meeting if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for the proper management of the company;

●	appointment, fees or termination of the auditors, if the shareholders have not delegated their authority to set the fees for the auditors to the board of directors;

●	appointment of external directors, if applicable;

●	approval of related-party transactions requiring general meeting approval pursuant to the provisions of the Companies Law;

●	increases or reductions of the company’s authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be generally provided at least 21 days prior to the meeting, and if the agenda of the meeting includes, among others, the appointment or removal of directors, the approval of certain related-party transactions or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Amended Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Amended Articles, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33⅓% of the total voting power of our ordinary shares, provided, however, if any general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the Board, then the requisite quorum will consist of two or more shareholders, present in person or by proxy, who hold or represent at least 25% of the total voting power of our ordinary shares (for so long as such 25% quorum is permitted under stock exchange rules and regulations applicable to us, and if not so permitted, then the above 33⅓% quorum shall apply). The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine; provided that in the case of a meeting called at the request of serving members of the Board or shareholders, as described above, or by an Israeli court, the meeting shall be canceled if a quorum is not present. At a reconvened meeting, subject to applicable law and stock exchange rules and regulations, any number of shareholders present in person or by proxy shall constitute a quorum.

If a special general meeting was called at the request of a shareholder, and within half an hour of an adjourned meeting a legal quorum is not present, the meeting shall be cancelled.

Adoption of Resolutions

The Amended Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or the Amended Articles, or the Nasdaq rules, to the extent applicable. A shareholder may vote in a general meeting in person or by proxy.

Under the Companies Law, certain actions require the approval of a special majority vote, including: (i) an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder with our company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described under “Item 6.C. Approval of Related Party Transactions under Israeli Law” in our Annual Report.

Under the Amended Articles, the approval of the holders of at least 55% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision relating to dismissal or removal of any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, special approval requirements, director vacancies, the size of our board and plurality voting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of our company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Changing Rights Attached to Shares

Under the Amended Articles, the rights, privileges or preferences of any class of our shares may be modified or cancelled by the Company.

An increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed to modify or derogate or cancel the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Shares in Our Company

Our fully paid-up ordinary shares are issued in registered form and may be freely transferred under the Amended Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the Nasdaq. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by the Amended Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Acquisitions under Israeli Law

Merger

The Companies Law includes provisions that govern a merger transaction. Under the Companies Law, the board of directors of each company that is a party to the merger must approve the merger and, unless certain requirements described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger must approve the merger, and, in the case of the target company, also a majority of each class of its shares. Pursuant to the Companies Law, the board of directors of a merging company is required to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial condition of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. If, however, the merger involves a merger with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver the merger proposal to its secured creditors and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition (i) the purchaser would become a holder of 25% or more of the voting rights in the company if there is no holder of 25% or more of the voting rights in the company or (ii) the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (2) was from a shareholder holding 25% or more of the voting rights in the company which resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. In general, a special tender offer may be consummated only if (x) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the purchaser and (y) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or may abstain from expressing an opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, may be liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Shares acquired in contradiction of the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a certain class of shares thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). In general, if (i) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding shares of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (ii) the shareholders who did not accept the offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If a full tender offer is not accepted, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer.

Shares acquired in contradiction of the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Antitakeover Provisions

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under the Amended Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Amended Articles, which requires the prior approval of our shareholders. The convening of the meeting, the shareholders entitled to participate in and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Amended Articles, as described above in “— Shareholder Meetings.” In addition, as disclosed above under “— Election of Directors,” we have a classified board structure, which may effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of the Board.

Access to Corporate Records

Under the Companies Law, shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our Amended Articles, our financial statements, other documents as provided in the Companies Law and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Borrowing Powers

Pursuant to the Companies Law and the Amended Articles, the Board may exercise all powers and take all actions that are not required under law or under the Amended Articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

Exclusive Forum

The Amended Articles provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of the Amended Articles inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The Amended Articles also provide that, unless we consent in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duties owed by any of our directors, officers or other employees to us or our shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Amended Articles will not relieve us of our duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with such laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of the Amended Articles described above.

Changes in Capital

The Amended Articles enable us to increase or reduce our authorized share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the Board and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is +1 (212)-828-8436.